Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)

Jones Lang LaSalle Incorporated

(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	6.875% Senior Notes due 2028	457(r)	$400,000,000	99.236%	$396,944,000	0.00014760	$58,588.94

Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amounts					$396,944,000		$58,588.94

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$58,588.94

(1)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), Jones Lang LaSalle Incorporated (the “Company”) initially deferred payment of all registration fees for the Registration Statement on Form S-3/ASR (Registration No. 333-274557), filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 18, 2023. This filing fee exhibit is in connection with a final prospectus supplement (the “prospectus supplement”) dated November 8, 2023, filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act.